Exhibit (e)(2)

PACIFIC GLOBAL ETF TRUST

FIRST AMENDMENT TO THE ETF DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of October 23, 2019, to the ETF Distribution Agreement, is entered into by and between PACIFIC GLOBAL ETF TRUST, a Delaware statutory trust (the “Trust”), and FORESIDE FUND SERVICES, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the ETF Distribution Agreement, dated as of the 9th day of January, 2019 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement, to add new series established under the Trust (the “Fund”); and

WHEREAS, Section 8. of the Agreement allows for its amendment by a written instrument executed by both parties in conformity with the requirements of the Investment Company Act of 1940.

NOW, THEREFORE, the parties agree as follows:

1.              Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A, dated October 23, 2019, attached hereto.

2.              Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its duly authorized officer(s) on one or more counterparts as of the date written above.

PACIFIC GLOBAL ETF TRUST	FORESIDE FUND SERVICES, LLC

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

EXHIBIT A

(Effective as of October 23, 2019)

To the ETF Distribution Agreement between

Pacific Global ETF Trust

and

Foreside Fund Services, LLC

Pacific Global US Equity Income ETF

Pacific Global International Equity Income ETF

Pacific Global Focused High Yield ETF

Pacific Global Senior Loan ETF